UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ATS CORPORATION

(Name of Registrant as Specified in Its Charter)

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ATS CORPORATION
7925 Jones Branch Drive
McLean, Virginia 22102
(571) 766-2400

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2010

April 5, 2010

Dear Fellow Stockholder:

On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of ATS Corporation (“ATSC” or the “Company”). The Company’s Annual Meeting will be held on May 18, 2010 at the ATS Corporation headquarters, 7925 Jones Branch Drive, McLean, Virginia 22102 at 10:00 a.m., local time. We will consider and vote upon the following matters:

(1)	To elect a total of four directors, three as Class II directors for terms expiring in 2013 and one as a Class III director for a term expiring in 2011;
(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2010; and
(3)	To transact any other business that is properly brought before the meeting and any adjournment or postponement thereof.

Stockholders of record as of the close of business on March 31, 2010, the record date for the meeting, are entitled to vote at the Annual Meeting.

This Proxy Statement and the accompanying proxy will be sent to stockholders by mail and/or posted electronically on or about April 5, 2010. Instructions on how to access and review the proxy materials on the Internet can be found on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to all stockholders. The Notice will also include instructions for stockholders on how to access the proxy card to vote over the Internet.

Your vote is important. We urge you to participate in ATS Corporation’s Annual Meeting. Whether or not you plan to attend, we hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice you received in the mail. Regardless of the size of your investment, your vote is important, so please act at your earliest convenience.

We appreciate your participation, support and interest in the Company.

Sincerely,

Dr. Edward H. Bersoff Chairman, President and Chief Executive Officer	Joann O’Connell Corporate Secretary

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
OF
ATS CORPORATION

i

ii

ATS CORPORATION

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ATS Corporation (“ATS” or the “Company”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at 7925 Jones Branch Drive, McLean, Virginia 22102 on May 18, 2010 at 10:00 a.m., local time. Proxies may be solicited by the directors, officers and other employees of the Company in person or by telephone, telecopy or mail without additional compensation. The cost of soliciting proxies will be borne by the Company.

NOTICE OF INTERNET AVAILABILITY

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we now furnish to our stockholders proxy materials, including our Annual Report on Form 10-K, on the Internet. The Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record. All stockholders will have the ability to access the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC (the “Annual Report”) on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

GENERAL VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

The purpose of the annual meeting is for stockholders to act upon the matters outlined in the Notice and described in this Proxy Statement including:

•	elect three directors as Class II directors to serve for terms expiring at our annual meeting in 2013 and one director as a Class III director for a term expiring at our annual meeting in 2011;
•	ratify the appointment of Grant Thornton LLP as our independent registered public accountant; and
•	transact any other business that properly comes before the meeting and respond to questions from stockholders.

What information is included in the proxy materials?

Proxy materials include (i) the proxy statement of our annual meeting, which includes the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our executive officers and other required information; and (ii) our 2009 annual report to stockholders, which includes our audited consolidated financial statements.

How can I access the proxy materials over the Internet?

Under new rules adopted by the SEC, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions on how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

What is the ATS Board’s voting recommendation?

ATS’ Board of Directors (the “Board”) recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountant.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 31, 2010 are entitled to vote at the annual meeting. At that time, we had 22,416,852 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share. These shares include shares that are (1) held directly in your name as the stockholder of record, including shares purchased through the ATS Employee Stock Purchase Plan and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

What if I hold shares directly?

If your shares are registered directly in your name with the ATS transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice (and if requested, the proxy materials) is being sent to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, including Kevin Flannery, Joseph Saponaro, Peter Schulte, and Jack Tomarchio, each members of the Board, or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, ATS has included a proxy card for your use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone as described below under the heading “How can I vote my shares without attending the annual meeting?”

If you do not direct your broker how to vote, your broker is permitted to vote your shares on routine matters such as Item 2, even if you do not furnish voting instructions. The broker or nominee is not permitted to use discretion and vote your shares on non-routine matters, such as Item 1. Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors. Therefore, we urge you to give voting instructions to your broker on all items. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal.

Attending and voting at the annual meeting.

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your Notice and proof of identification. If you are a beneficial owner of ATS common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ATS common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Even if you plan to attend the annual meeting, ATS recommends that you vote your shares in advance as described below so your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed materials, on the proxy card or voting instruction card you received.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	entering a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date, which will automatically revoke your earlier voting instructions;
•	notifying us in writing at our corporate office and to the attention of Joann O’Connell, Corporate Secretary; or
•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

What if I do not mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instruction when you cast your vote by telephone or the Internet, the proxy holders will vote in accordance with the recommendations of the Board of Directors that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountant.

What are the requirements and procedures for a quorum?

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed for each proposal?

At this year’s annual meeting, stockholders will elect four directors, three directors to serve a term of three years and one director to serve a term of one year. In voting on the election of directors, you may vote in favor of each nominee, withhold votes as to each nominee, or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Please note that brokers are not permitted to vote your shares on the election of directors. Therefore, it is important that you follow the voting instructions on the form that you receive from your broker.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the two proposals described in this Proxy Statement. If you grant a proxy, the persons named as proxy holders, including Kevin Flannery, Peter Schulte, Joseph Saponaro, and Jack Tomarchio, each members of the Board, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

Who will count the vote?

Representatives of Continental Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. Our current Board of Directors consists of seven members, divided into three classes with two members in Classes II and III and three members in Class I, as shown in the below table. Our directors are generally elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. However, the Board recently approved an increase from seven to nine members to expand the expertise and qualifications of our entire Board as well as enhance our robust Board committee membership. Due to this approved increase, one of our new members, Dr. Anita Jones, is proposed for election as a Class III director and will be up for re-election next year. Such class designations are to ensure that our classes contain an equal number of directors in each, resulting in three directors in each class after this year’s annual meeting. Below is a summary of our current Board of Directors, including their class, year elected and committee participation.

	Class	Year Elected	Audit Committee	Compensation Committee
Non-Employee Directors:
Kevin S. Flannery(1)	I	2009		X
Joel R. Jacks(2)	II	2005	X
Joseph A. Saponaro	III	2006	X	X*
Peter M. Schulte(3)	III	2005		X
Edward J. Smith	II	2006	X*	X
Jack T. Tomarchio	I	2008	X
Employee Director:
Dr. Edward H. Bersoff(4)	I	2005

*	Denotes Chairperson.
(1)	Mr. Flannery has served as a director since June 2009 when he was appointed by the Board to replace Ms. Ginger Lew upon her resignation from the Board effective May 31, 2009.
(2)	Mr. Jacks served as our Chairman and Chief Executive Officer from April 2005 until January 2007.
(3)	Mr. Schulte served as our President and Secretary from April 2005 until January 2007.
(4)	Dr. Bersoff served as our Vice Chairman from April 2005 through January 2007 when he became our Chairman, President, and Chief Executive Officer.

Director Independence

The Board has affirmatively determined that all of the non-employee directors are independent directors in accordance with the rules of the SEC and New York Stock Exchange (“NYSE”). The Compensation Committee, acting in its Nominating Committee capacity, annually reviews the independence of each board nominee, conducts a periodic review of the independence of the other members of the board committees and reports its findings to the full board. Based on the report and recommendation of the Compensation Committee, the board has determined that each of the nominees standing for election to the board at the annual meeting satisfies the independence criteria (not including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationship) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Dr. Bersoff is not independent because he is an employee.

Based on the NYSE independence requirements, the Company must have a majority of its directors as independent directors and have at least three independent members of the Audit Committee.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of the Chairman of the Board and Chief Executive Officer should be separate and, if separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. The leadership structure of our Board of Directors has been uniform since we became a public company with our Chief Executive Officer also serving as the Chairman of our Board. We believe this unified structure is appropriate as our Chief Executive Officer is best situated to serve as Chairman since he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe this structure permits one person to be clearly responsible for leading us in implementing our business strategy and otherwise set the tone for our activities and behavior. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between the management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer with the remaining board members all independent, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Meeting Attendance

Our Board of Directors has four regularly scheduled meetings per year, and special meetings are called as the need arises. These meetings are usually held in our headquarters in McLean, Virginia. The Board met five times in 2009. Directors are expected to attend board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. In addition to participation at Board and committee meetings, our directors discharge their responsibilities through the year through personal meetings and other communications, including considerable telephone contact with our Chairman and Chief Executive Officer and others regarding matters of interest and concern to the Company.

All of our directors attended the annual meeting of stockholders held on May 5, 2009. During 2009, each director attended at least 75% of the total meetings of the Board of Directors and those committees on which he or she serves, with the exception of Ms. Lew who resigned effective May 31, 2009 and Mr. Flannery who joined the Board in June 2009.

Risk Management

Our business is subject to various types of risk, including competitive, technological, legal, personal, financial and many others. Our Board is charged with, among other things, overseeing our risk management processes implemented by management and ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Dr. Bersoff is independent and the Board believes that this independence provides effective oversight of management. The Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements, as well as managing risks associated with the independence of the Board of Directors and potential conflicts of interest. The Audit Committee oversees management of financial risks. While the two committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Committees

The Board has an Audit Committee and Compensation Committee, each composed entirely of independent directors. Each committee has a charter that can be found in the “Investor Relations — Corporate Governance” portion of our website (www.atsc.com).

While we do not currently have a Nominating and Corporate Governance Committee, we intend to establish one. The primary purpose of this committee will be to identify individuals qualified to become directors, recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board of Directors to fill a vacancy, recommend to the Board of Directors the composition and chairs of Board of Directors committees, develop and recommend to the Board of Directors guidelines for effective corporate governance, and lead an annual review of the performance of the Board of Directors and each of its committees. Until such time as this Nominating and Corporate Governance Committee is formed, our Compensation Committee serves in this capacity.

Audit Committee.  The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended. It is currently composed of Messrs. Smith, Saponaro, Jacks, and Tomarchio. Mr. Smith is the committee chairperson. Mr. Tomarchio joined the committee on June 1, 2009 upon the resignation of Ms. Ginger Lew, effective May 31, 2009, who had served on this committee. The committee met five times during 2009. The Board has determined that each Audit Committee member is financially literate and has determined that Mr. Smith is an “audit committee financial expert” as defined under SEC rules and regulations. The Board has also determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 under the Securities Exchange Act of 1934 and as such term is defined by the NYSE Listed Company Manual. We expect our Audit Committee to meet not less often than four times a year.

The Audit Committee’s primary functions include:

•	to appoint our independent registered public accounting firm;
•	to review and evaluate the independent auditor’s qualifications, performance, and independence;
•	to review the financial reports and related financial information provided by the Company to governmental agencies and the general public;
•	to review the Company’s system of internal and disclosure controls and the effectiveness of its control structure;
•	to review the Company’s accounting, internal and external auditing and financial reporting processes;
•	to review, evaluate and approve in advance any non-audit services the independent auditor may perform for the Company and disclose such approved non-auditor services in periodic reports to stockholders;
•	to inquire of senior management of known or potential instances of non-compliance with applicable laws, regulatory policies, and the Company’s Code of Ethics as they relate to the functions and responsibilities of the Committee;
•	to be informed by Company’s counsel of material litigation in which the Company is involved or in which management believes involvement of the Company is reasonably likely; and
•	to review the Company’s policies regarding risk assessment and risk management.

The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. All of the non-audit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Audit Committee Report” in this Proxy Statement.

Compensation Committee.  The Compensation Committee is currently composed of Messrs. Flannery, Saponaro, Smith, and Schulte. Mr. Saponaro is the committee chairperson. The committee met three times during 2009. Mr. Tomarchio served on the Compensation Committee until June 2009, when he was appointed to serve on the Audit Committee instead. Mr. Flannery replaced Mr. Tomarchio on the Compensation Committee when he was appointed by the Board to fill the vacancy resulting from the resignation of Ms. Ginger Lew, effective May 31, 2009.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, compensation and succession. The Compensation Committee’s primary functions include:

•	to consider and authorize the compensation philosophy for the Company’s personnel;
•	to review and evaluate the chief executive officer’s performance in light of corporate goals and objectives, or other subjective or objective criteria as determined by the Committee;
•	to review and evaluate the performance of senior management other than the chief executive officer in light of corporate goals and objectives, or other subjective and objective criteria as determined by the committee;
•	to annually review and approve the perquisites for the Company’s executive officers;
•	to approve all material elements of the compensation of the Company’s executive officers;
•	to consider and make recommendations to the Board on matters relating to organization and succession of the chief executive officer and other senior management;
•	to review and discuss with management the Compensation Discussion and Analysis required by applicable SEC rules to be included in the Company’s Annual Report on Form 10-K or proxy statement;
•	to review the administration of incentive compensation plans, deferred compensation plans, executive retirement plans, and equity-based plans;
•	to research, evaluate and establish director compensation; and
•	to annually evaluate the performance and function of the Compensation Committee and report to the Board the results of such evaluation.

See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this Proxy Statement, under “Compensation Committee Report.” In the absence of a Nominating and Corporate Governance Committee, the Compensation Committee also recommended to the Board of Directors the candidates for election at this year’s annual meeting of stockholders.

We expect the Compensation Committee to meet at least twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

Messrs. Flannery, Saponaro, Smith, and Schulte were members of the Compensation Committee for the year ended December 31, 2009. None of our directors serving on our Compensation Committee during 2009 was an officer or employee of the Company or had any relationship with us that required applicable disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. Mr. Tomarchio served as a member of the Compensation Committee from August 18, 2008 to June 1, 2009. During that time, Mr. Tomarchio was not an officer or employee of the Company. None of our executive officers served as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Selecting and Nominating Directors

We do not yet maintain a standing nominating committee responsible for nominating director candidates or considering director nominees and accordingly do not yet maintain a Corporate Governance and Nominating Committee Charter. Nominees for the Board of Directors are currently recommended to the Board by a majority of the independent directors, who review the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conduct interviews and make formal recommendations to the Board for the annual and any interim election of directors. In making its recommendations, a variety of factors are considered including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and whether the candidate meets the independence standards required by the NYSE. The Board may retain a third-party search firm to assist the Board in locating qualified candidates that meet the needs of the Board at that time.

During 2010, in connection with its review of the Board nomination process, the Compensation Committee adopted non-exclusive “Board selection guidelines” to assist the committee in evaluating candidates for the Board. These guidelines, and an indication of which of the guidelines criteria are particularly satisfied by each of this year’s nominees, are set forth below:

Guideline Criteria	Edward J. Smith	Joel R. Jacks	James R. Swartwout	Anita K. Jones
Reputation for integrity, honesty and adherence to high ethical standards	X	X	X	X
Demonstrated business and financial acumen and experience	X	X	X	X
Willingness and ability to contribute positively to the collegial decision-making process of the Board	X	X	X	X
Professional experience/familiarity within the government contracting industry	X	X		X
Prominence within professional discipline and/or industry		X		X
Commitment to attend and participate in Board and Board Committee meetings regularly	X	X	X	X
No conflict of interest that would impair ability to represent the interests of all Company stockholders and fulfill responsibilities of a director	X	X	X	X
Contributes to Board diversity (in terms of race, gender, national origin, etc.)		X		X
Strengths and experience that contribute to ability to serve effectively on one or more Board Committees (audit, compensation, governance)	X	X	X	X
Operational experience serving as the CEO, COO, CFO or in a similar position with a significant services business		X	X
Experience in leading mergers and acquisitions	X	X	X
Experience in integrating acquired businesses after mergers and acquisitions	X	X	X
Familiarity with capital markets, financing transaction strategy, and investor relations	X	X	X
Director experience serving on boards of other public companies	X	X	X	X

As noted above, the Compensation Committee takes into account factors such as race, gender and national origin in evaluating nominees for Board membership. There are no stated minimum criteria for director nominees, and the Board may also consider such factors as it deems appropriate and in the best interests of the Company and our stockholders.

Any stockholder wishing to recommend an individual to be considered by the Board of Directors as a nominee for election as director at the 2011 annual meeting or after should send a notice to the Board of Directors, ATS Corporation, c/o Joann O’Connell, Corporate Secretary, 7925 Jones Branch Drive, McLean, Virginia 22102. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares, as well as options, stock appreciation rights, warrants and similar instruments of the Company (“Derivative Instruments”) which are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (iv) any short interest in any security of the Company; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary, Joann O’Connell, at 7925 Jones Branch Drive, McLean, Virginia 22102, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (all to be provided by the Secretary upon written request) that such person (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Board of Directors does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by our Board of Directors, executive officers or other sources. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it deems appropriate and in the best interests of us and our stockholders.

Stockholder Communications With the Board

You may contact the Board by sending a letter marked “Confidential” and addressed to the Board of Directors, ATS Corporation, c/o Joann O’Connell, Corporate Secretary, 7925 Jones Branch Drive, McLean, Virginia 22102. In general, the Corporate Secretary will forward all communications to the Board. However, for communications addressed to a particular member of the Board of Directors or the Chair of a particular committee, the Corporate Secretary will forward those communications directly to the board member so addressed.

Executive Officers of the Company

The following table includes information with respect to all of our executive officers at the record date of March 31, 2010. All executive officers serve at the pleasure of our Board of Directors.

Name	Age	Title
Edward H. Bersoff	67	Chairman, President and Chief Executive Officer
Pamela A. Little	56	Executive Vice President, Chief Financial Officer

Dr. Edward H. Bersoff serves as our Chairman, President and Chief Executive Officer of the Company and its wholly-owned subsidiary. Dr. Bersoff was the chairman and founder of Greenwich Associates, a business advisory firm located in Northern Virginia formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was chairman, president and chief executive officer of BTG, Inc., a publicly-traded information technology firm he founded in 1982. Under Dr. Bersoff’s leadership, BTG, Inc. completed six acquisitions in the federal services industry. In November 2001, BTG, Inc. was acquired by The Titan Corporation, a NYSE listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold to L-3 Corporation. Dr. Bersoff serves on the boards of EFJ, Inc. (NASDAQ: EFJI), a manufacturer of wireless communications products and systems primarily for public service and government customers, and ICF International, Inc. (NASDAQ: ICFI), a management, technology and policy consulting firm in the areas of defense, homeland security, energy, environment, social programs, and transportation serving the Department of Defense, U.S. Department of Homeland Security, U.S. civil agencies and the commercial sector (consisting of both public companies and private companies). Dr. Bersoff holds A.B., M.S. and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/President Management Program. Dr. Bersoff is a member of the Board of Visitors of Virginia Commonwealth University and a Trustee of the VCU Health System.

Pamela A. Little serves as our Executive Vice President and Chief Financial Officer. Ms. Little served as our Vice President of Finance from May 4, 2007 to May 22, 2007. Prior to joining the Company, Ms. Little served as the vice president and chief financial officer of Athena Innovative Solutions, Inc. since 2005. She served in the same capacity at ZKD, Inc. beginning in 2004 to position ZKD for acquisition, and from 2000 to 2003, she served as vice president and chief financial officer of DAI. In her 25-year career, Ms. Little has experience in companies ranging from privately held to start-up high technology firms to large, publicly-traded, multi-national professional services and government contracting firms. Ms. Little serves on the boards of Sandy Spring Bancorp, Inc. (NASDAQ: SASR) and Sandy Spring Bank, its wholly-owned subsidiary. Ms. Little holds an M.B.A. from Loyola College and a B.A. from the University of Maryland. She serves on the Board of the Professional Services Council and is a member of the National Association of Corporate Directors. She is also a member of the Board of Advisors of the Macklin Business Institute at Montgomery College and from 2005 to 2008 served as an adjunct professor at Montgomery College.

George Troendle served as our Executive Vice President and Chief Operating Officer from August 18, 2008 to December 31, 2009 and is no longer with the Company. Prior to joining the Company in August of 2008, he served as a director of the Company from June 2007 to August 2008 and resigned as a director upon his appointment as an officer. Mr. Troendle was a founder, chief executive officer and a director of Resource Consultants Inc. (“RCI”), a broadly diversified technology company, specializing in support of government agencies, particularly defense and homeland security. In 2005, RCI became part of Serco North America, a $500 million division of Serco Group, a $3.5 billion international services company specializing in government operations. Mr. Troendle became president of Serco North America and served in that capacity until stepping down in 2006. Prior to founding RCI, Mr. Troendle was one of three executives running a major division of Advanced Technology, Inc., a 300-employee technology company primarily supporting the Department of the Navy. Mr. Troendle graduated from Georgetown University with both an M.A. and B.A. in Economics.

Sidney E. Fuchs has been appointed as our Executive Vice President and Chief Operating Officer effective April 5, 2010, which the Company announced on March 24, 2010. Since 2007 and prior to joining us, he served as president and chief executive officer of OAO Technology Solutions (“OAOT”), a global provider of managed IT services and solutions to commercial and government customers. In January of 2010, OAOT was sold to Platinum Equity, a private equity firm with over $27 billion in aggregate portfolio company revenue. Prior to OAOT, Mr. Fuchs was a corporate officer of Northrop Grumman Corporation (“Northrop”) from 2002 to 2007 and held the position of president of Northrop Grumman Information Technology’s Civilian Agencies Group, a $1.4 billion unit providing IT services to the healthcare, homeland security, public safety and federal civilian markets. He also served as president and chief executive officer of TASC, Inc, at the time a $1.2 billion subsidiary providing systems engineering services to the intelligence, aerospace, and defense markets. Prior to Northrop, he served as a director of Strategic Services at Rational Software from 1998 to 2002. Mr. Fuchs has also held management positions with Oracle Corporation and Digital Equipment Corporation. Earlier in his career, he was a Central Intelligence Agency officer and served in various operations, engineering, and management roles worldwide. In 2008, the Undersecretary of Defense of Intelligence appointed Mr. Fuchs to the Defense Science Board as a member of the Permanent Task Force on Intelligence. Upon nomination by the White House in 2002, he was appointed by the Secretary of Defense to the National Defense University (“NDU”) Board of Visitors and in 2003 was named an NDU Distinguished Visiting Fellow. He is a graduate of Louisiana State University with B.S. and M.S. degrees in Mechanical Engineering.

Code of Conduct

The Company has adopted a Code of Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

Our Code of Conduct applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The Code of Conduct and all committee charters are posted under the caption “Investor Relations — ATSC Code of Conduct” and “— Corporate Governance,” respectively, on our website (www.atsc.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to ATS Corporation, c/o Joann O’Connell, Corporate Secretary, at 7925 Jones Branch Drive, McLean, Virginia 22102. Further, the Company will disclose on its website at www.atsc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K the nature of any amendment to this Code of Conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this Code of Conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this Code of Conduct that has been made known to any of our executive officers.

Certain Relationships and Transactions With Related Persons

The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions. We review all transactions between us and any of our officers and directors. Our Code of Conduct, which applies to all directors, officers and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discuss the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	all of our directors and executive officers as a group.

The percentages shown in the following table are based on 22,416,852 shares of common stock outstanding as of March 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of March 31, 2010 or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o ATS Corporation, 7925 Jones Branch Drive, McLean, Virginia 22102. The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties. The table is based on information we received from directors, executive officers, and filings made with the SEC.

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Beneficial Owners Holding More Than 5%
Lampe, Conway and Co., LLC(1)	4,685,336	20.90%
Osmium Special Situations Fund Ltd.(2)	4,108,321	18.33
Carl Marks & Co. Inc.(3)	3,305,295	14.74
David P. Cohen(4)	2,035,387	9.08
Directors and Executive Officers
Joel R. Jacks(5)	1,376,598	6.14
Peter M. Schulte(6)	1,278,500	5.70
Dr. Edward H. Bersoff(7)	950,000	4.24
Pamela A. Little(8)	294,250	1.31
Joseph A. Saponaro(9)	109,220	*
Edward J. Smith(10)	74,847	*
Kevin S. Flannery(11)	59,384	*
Jack T. Tomarchio(12)	56,000	*
All current directors, nominees and current executive officers as a group (8 persons)	4,198,799	18.73%

*	Represents beneficial ownership of less than 1%.
(1)	Based on information contained in a Schedule 13D/A filed with the SEC on December 23, 2009. Lampe, Conway & Co., LLC is the investment manager of LC Capital Master Fund, Ltd., which shares voting and dispositive power for 4,354,336 of the total shares. Both Steven G. Lampe and Richard F. Conway, managing members of Lampe, Conway & Co., share voting and dispositive power over the total

4,835,336 shares. The number in the table also reflects our March 29, 2010 purchase of 150,000 shares of our common stock from Lampe, Conway & Co., LLC in a private transaction. The business address is 680 Fifth Avenue, 12th Floor, New York, New York 10019-5429.
(2)	Based on information contained in a Form 4 filed with the SEC on March 2, 2010. The business address is Canon’s Court, 22 Victoria Street, Hamilton D0 HM11, Bermuda.
(3)	Based on information contained in a Schedule 13D/A filed with the SEC on May 1, 2009. Carl Marks & Co., Inc. has sole voting and dispositive power of 500,002 of the total shares and shares voting and dispositive power for 2,805,293 of the total shares. Carl Marks & Co., Inc. is the investment manager of the following entities collectively referred to as the Non-CMCO Reporting Persons, BIC Partners, Andrew M. Boas, Mark L. Claster, Carol A. Boas, Katherine Boas Trust of 2001, Benjamin W. Boas Grantor 2006 Trust, Esther E. Boas Trust, Hallie Boas Trust of 2007, Rebecca Boas Trust of 2008, Jessie Rachel Boas Trust of 2008, Samual Robert Boas Trust of 2008, Daniel C. Claster Grantor Trust, Matthew L. Claster Trust of 2004, Bari Claster Trust, Carolyn G. Marks, Linda Katz, Constance A. Marks, and Nancy A. Marks, owning a total of 2,805,293 shares. Carl Marks & Co., Inc. shares voting and dispositive power for all of the shares owned by the Non-CMCO Reporting Persons. The business address is 900 Third Avenue, 33rd Floor, New York, New York 10022.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2009. Of the total beneficial ownership amount of 2,035,387 shares, 842,966 are held by Athena Capital Management, Inc. and 1,192,421 shares are held by Minerva Group, LP. The business address of Mr. Cohen is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004.
(5)	Includes 26,434 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 2,086 have already vested, and 2,086 vest on each May 7 through May 7, 2013, and 3,200 vest annually on May 5, 2010 through 2014).
(6)	Includes 26,434 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 2,086 have already vested, and 2,086 vest on each May 7 through May 7, 2013, and 3,200 vest on each May 5 through May 5, 2014, commencing on May 5, 2010).
(7)	Includes 265,000 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 140,000 have already vested, and 30,000 vest annually on December 31, 2010 through 2011; 20,000 vest annually on each December 17 through 2010; 10,000 vest annually on January 2, 2010 through 2012, 10,000 vest on January 4, 2011; and 15,000 vest on January 4, 2012).
(8)	Includes 237,000 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 89,000 have already vested, and 12,500 vest annually on May 4 through 2011; 20,000 vest annually on December 17, 2010 through 2010; 14,000 vest on each January 2, through January 2, 2012, 10,000 vest on January 4, 2011; 15,000 vest on January 4, 2012, and 50,000 vest on January 4, 2013). The total amount also includes 32,250 shares purchased per the terms of the Company’s 2007 Employee Stock Purchase Plan and 25,000 shares Ms. Little has the right to acquire beneficial ownership pursuant to the exercise of option within 60 days of the date of this table. Ms. Little was granted 100,000 options on May 5, 2009, vesting over a four-year period in 25,000 increments.
(9)	Includes 59,311 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 21,811 have already vested, and 6,675 vest on each March 29 through March 29, 2012, 2,086 vest on each May 7 through May 7, 2013, and 3,200 vest on each May 5 through May 5, 2014, commencing on May 5, 2010).
(10)	Includes 59,311 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 21,811 have already vested, and 6,675 vest on each March 29 through March 29, 2012, 2,086 vest on each May 7 through May 7, 2013, and 3,200 vest on each May 5 through May 5, 2014, commencing on May 5, 2010).
(11)	Includes 41,142 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 8,228 vest on each June 1, through June 1, 2014, commencing June 1, 2010).
(12)	Includes 56,000 restricted shares under the terms of the 2006 Omnibus Incentive Compensation Plan (of which 8,000 have already vested, and 8,000 vest on each September 4 through September 4, 2013 and 3,200 vest on each May 5 through May 5, 2014, commencing on May 5, 2010).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2009, with the exception of one Form 4 filed inadvertently late by Ms. Pamela Little regarding her May 5, 2009 option grant. In addition, Osmium Special Situations Fund, Ltd. filed ten late Forms 4 related to 29 transactions.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, divided into three classes with two members in each of Class II and Class III and three members in Class I. On March 26, 2010, our Board approved an increase from seven to nine members to expand the expertise, experience and qualifications of our entire Board, as well as enhance our robust Board committee membership. Generally, our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. However, due to this approved increase in the number of directors, one of our new members, Dr. Anita Jones, is proposed for election as a Class III director and will be up for re-election next year. Such class designations are to ensure that our classes contain an equal number of directors in each, resulting in three directors in each class after this year’s annual meeting.

The Board of Directors has nominated the following three individuals, two of whom are currently directors and one would be a new director to fill one of the two recently added seats. The individuals are being nominated for election as Class II directors for terms expiring at our annual meeting in 2013 or until their respective successors have been elected and qualified.

•	Edward J. Smith
•	Joel R. Jacks
•	James R. Swartwout

The Board of Directors has nominated the following individual, who would be a new director to fill the other recently added seat. In order to preserve our established practice of having the term of office of one class of directors expire annually at our annual meeting, the individual is being nominated for election as a Class III director for a one-year term expiring at our annual meeting in 2011 or until her successor has been elected and qualified.

•	Anita K. Jones

The names of the nominees and current Class I and III directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages as of the March 31, 2010 record date, and the year first elected, are set forth below.

Nominees for Election as Directors Whose Terms of Office Expire in 2010 — Class II Directors

Joel R. Jacks, age 62, has served as a director of the Company since April 2005 and served as our Chairman and Chief Executive Officer from April 2005 until January 2007. Mr. Jacks has over 30 years of experience in private equity investing, mergers and acquisitions and managing and operating companies in a wide variety of industries. Mr. Jacks is a Managing Partner, and was a founder of CM Equity Partners. From 1992 to 1996, Mr. Jacks co-founded and managed Carl Marks Consulting Group, LLC. Mr. Jacks has served as a director of ICF International, Inc. (NASDAQ: ICFI) since 1999. Related to his private equity investing activities, Mr. Jacks is a director of several companies, including Echo Bridge Entertainment, LLC, RGS Associates, Inc., Frontier Global Investment Services, Ltd., Laguna Ventures, Inc., Xebec Global Corporation and Preferred Systems Solutions, Inc. Mr. Jacks received a Bachelor of Commerce degree from the University of Cape Town and an M.B.A. from the Wharton School, University of Pennsylvania.

Mr. Jacks has extensive knowledge of accounting and capital market issues from his private equity experience and has been invaluable to Board discussions on capital market, liquidity and accounting matters for the Company. He has also invested in numerous companies in our industry and brings perspective of someone who understands our business.

Edward J. Smith, age 61, has served as a director of the Company since May 2006. Mr. Smith is president of Barnegat Bay Capital Inc., which he founded as a consulting and investment banking firm in 2001. He is a member of the board advisory services faculty of the National Association of Corporate Directors. Since 2007, Mr. Smith has been a director, member of the audit committee and chairman of the nominating and governance committee of Cognex Corporation (NASDAQ: CGNX), a leading supplier of machine vision systems. He is also a member of the board of directors of the New Jersey Chapter of the National Association of Corporate Directors and of a private software company serving the consumer electronics industry.

Mr. Smith taught a corporate governance course at Yale University in 2006 and 2007. From 2004 to 2007, Mr. Smith was a director of Global Imaging Systems (“Global”) and member of the audit and nomination and governance committees and chairman of the strategic planning committee. Global was sold to Xerox in 2007 for $1.5 billion. From 2003 to 2006, he was a director of Fargo Electronics, chairman of the compensation committee and a member of the audit and acquisitions committees. Fargo was sold to Assa Abloy of Sweden in 2006 for $325 million. Prior to 2001, Mr. Smith was an investment banker focusing primarily on mid-cap and technology companies at four major securities firms. Mr. Smith received a B.A. from Yale University and a M.B.A. from Harvard Business School.

Mr. Smith has extensive knowledge of the accounting and capital markets issues we face as well as corporate governance topics and provides valuable insights to our Board’s discussions of the Company’s capital needs, liquidity, accounting, and governance matters.

James R. Swartwout, age 64, upon election, will become a new director of the Company. Since 2008, Mr. Swartwout has served as an independent consultant for several organizations. From 2006 to 2008, he was co-chief executive officer and board member of Habasit Holding (“Habasit”), the U.S. subsidiary of Habasit AG, the leading global suppler of precision conveyor belts. Following Habasit’s 2006 acquisition of Summa Industries (“Summa”), a publicly traded manufacturer of diversified plastic products for industrial and commercial markets, he managed the integration of Summa. He served as chairman, chief executive officer and chief financial officer of Summa Industries from 1988 to 2006. Prior to Summa, Mr. Swartwout served in several executive roles in various manufacturing firms. He is currently a director of Sparton Corporation (NSYE: SPA), a diversified electronics company and supplier of sophisticated electronic assemblies to the U.S. Navy and U.S. Coast Guard, where he has served as a member of the executive committee and compensation committee since 2008. He was also a director for Advanced Materials Group from 2001 to 2004. Earlier in his career, he served as a Commissioned Officer in the U.S. Navy. Mr. Swartwout received a B.S. in Industrial Engineering from Lafayette College and a M.B.A. from the University of Southern California.

Mr. Swartwout’s significant operational experience as an executive will provide valuable insight on operational challenges and opportunities we face and his prior experience as a commissioned officer in the U.S. Navy will further provide an understanding of the government market where we conduct the majority of our business.

Nominees for Election as Director Whose Term of Office Expires in 2011 — Class III Directors

Anita K. Jones, age 69, upon election, will become a new director of the Company. Dr. Jones is a University Professor Emerita at the University of Virginia's School of Engineering and Applied Science, where she has taught since 1988. From 1993 to 1997, Dr. Jones served as Director of Defense Research and Engineering in the U.S. Department of Defense, where she was responsible for the management of the department's science and technology programs. Dr. Jones is currently a senior fellow of the Defense Science Board, a member of the National Academy of Engineering, a trustee of InQTel, and a member of the Executive Committee of the governing corporation of the Massachusetts Institute of Technology. Since 1998, she has been a director of Science Applications International Corporation (NYSE: SAI). Dr. Jones was also a founder and vice president of Tartan Laboratories, a trustee of the MITRE Corporation, and she served as vice-chair of the National Science Board, the governing board of the U.S. National Science Foundation. Dr. Jones received her A.B from Rice University in mathematics, her M.A in literature from the University of Texas and a Ph.D. in computer science from Carnegie Mellon University.

Dr. Jones’ experience as both a professor of engineering and computer science and her senior advisory roles to a number of government organizations will provide a perspective to Board discussions from someone who understands the nature of services we provide and familiarity with the government market where we conduct the majority of our business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE.

Directors Whose Terms of Office Expire in 2012 — Class I Directors

Dr. Edward H. Bersoff, age 67, has served as a director of the Company since April 2005 and as Vice Chairman from April 2005 through January 2007 when he became our Chairman, President and Chief Executive Officer. See “Corporate Governance and Board Matters — Executive Officers of the Registrant — Dr. Edward H. Bersoff” for Dr. Bersoff’s biographical information.

Dr. Bersoff’s day-to-day leadership as our Chairman, President and Chief Executive Officer provides him with intimate knowledge of our operations.

Kevin S. Flannery, age 65, has served as a director of the Company since June 2009. Mr. Flannery has over 40 years of experience in both operational and financial management roles in a variety of industries. He is currently the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting. He was formerly the chairman and chief executive officer of several companies, including RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources; Telespectrum Worldwide, a telemarketing and consumer service company; and Rehrig United Inc., a manufacturing company. He currently is chairman of the board of the magazine publishing company, Modern Luxury Media Inc. and serves as a director of Luxfer Holdings PLC, a manufacturer of high performance engineering materials; FPM Heat Treating LLC, a leading provider of heat treatment processes; and Particle Drilling Technologies, Inc., an oil field services and technology company. From 2005 to 2007, he served as a director of Seitel, Inc. and from 2007 to 2009 he served as a director of Daystar Technologies, Inc. Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co.

Mr. Flannery’s 40 years of experience in both operational and management roles in a variety of industries provides insight into the Company’s operational and financial challenges and opportunities and his capital markets experience has also been invaluable to the Board’s discussion of the Company’s capital needs.

Jack T. Tomarchio, age 54, has served as a director of the Company since August 2008. Mr. Tomarchio is a principal in the Agoge Group, LLC. In 2005, Mr. Tomarchio was appointed by President George W. Bush to be the Principal Deputy Assistant Secretary of Homeland Security for Intelligence and Analysis. In 2007, he was elevated to the position of Deputy Under Secretary for Intelligence and Analysis Operations. He resigned from the department in August 2008. Prior to joining the United States Department of Homeland Security, Mr. Tomarchio was a partner at the national law firm of Buchanan Ingersoll, P.C. where he was co-chair of the firm’s government relations department and national security law group. Before joining Buchanan Ingersoll, Mr. Tomarchio was a founding partner of Hill Solutions, LLC and Homeland Solutions, LLC. Mr. Tomarchio graduated from Malvern Preparatory School and holds a B.A. in History cum laude from the Pennsylvania State University, a Juris Doctor from Vermont Law School, a Masters of Governmental Administration from the Fels Center of Government of the University of Pennsylvania and a Masters of Strategic Studies from the United States Army War College. Mr. Tomarchio is also a senior advisor to Berwyn Capital Interests and serves on the boards of the Hoxie Harrison Smith Foundation and NICOR Global, LLC.

Mr. Tomarchio’s executive role at the Department of Homeland Security (“DHS”) and legal career prior to joining DHS provide valuable insight to the Company and Board discussions of the government market where we conduct the majority of our business.

Directors Whose Terms of Office Expire in 2011 — Class III Directors

Joseph A. Saponaro, age 70, has served as a director of the Company since May 2006. Mr. Saponaro is the President and CEO of FPMI Solutions, Inc., a privately-held company providing human resources services to U.S. Federal government agencies. Mr. Saponaro is the retired president of L-3 Government Services, Inc., or L-3 GSI, a wholly-owned subsidiary of L-3 Communications Holding, Inc. (NYSE: LLL). Mr. Saponaro has over 40 years of experience in information technology software systems, services and products for the U.S. Government and the commercial market, including more than 25 years in senior management roles. Prior to joining L-3 GSI, Mr. Saponaro served as sector president and general manager of a business unit of The Titan Corporation (“Titan”) after successfully integrating AverStar, Inc. following its acquisition by Titan in June 2000. Prior to its acquisition by Titan, Mr. Saponaro was President of AverStar, a provider of information technology services and software products for the mission-critical systems of Federal, civil and defense agencies and large commercial companies. Prior to the formation of AverStar, from 1986 through 1991, Mr. Saponaro was President and CEO of Intermetrics, a public company providing software and IT Systems and services to the Federal government and commercial customers. Mr. Saponaro received a B.S. in Navigation and Astronomy from the Massachusetts Maritime Academy, an M.S. in Mathematics from Northeastern University, and has completed coursework toward a Ph.D. in Aeronautics at the Massachusetts Institute of Technology.

Mr. Saponaro’s 40 years of experience in executive roles at several government services companies similar to ours provide the Board with a perspective of someone very familiar with our industry.

Peter M. Schulte, age 52, has served as a director of the Company since April 2005. Mr. Schulte served as our President and Secretary from April 2005 until January 2007. Mr. Schulte currently is the managing partner, and was a founder of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments. Mr. Schulte has served as a director of ICF International, Inc. (NASDAQ: ICFI) since 1999. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including Preferred Systems Solutions, Inc.; Frontier Global Investment Services, Ltd.; Xebec Global Corporation; Laguna Ventures, Inc.; and RGS Associates, Inc. Mr. Schulte received a B.A. in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

Mr. Schulte has extensive knowledge of capital market issues from his private equity experience and has been invaluable to Board discussions on capital market and liquidity needs for the Company. He has also invested in numerous companies in our industry and brings perspective of someone who understands our business.

PROPOSAL 2. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for fiscal year 2010, subject to stockholder ratification. Representatives of Grant Thornton will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not ratify Grant Thornton as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, or on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee operates under the mandate of a formal charter that establishes the framework for the fulfillment of the Committee’s responsibilities. The Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Committee’s expected role. The Committee strives to ensure that the total compensation paid to our executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the executive team, including the executive officers, are similar to those provided to other key employees.

The Company’s executive compensation program is designed to attract, motivate and retain talented executives enabling the Company to produce superior results and maximize return to stockholders. Our pay-for-performance philosophy focuses executives’ efforts on delivering short-term and long-term financial successes for our stockholders without encouraging excessive risk taking. The Committee, which consists entirely of independent Board members, controls the executive compensation program for our named executive officers, as well as determines the compensation philosophy for several other members of our senior management team.

Compensation Philosophy and Objectives

We operate in a competitive, dynamic and specialized industry that presents growth opportunities for companies with the most competitive employees. We believe that in order to compete effectively in this industry, we must attract and retain highly qualified executive officers who possess special talents, credentials and experience. As a result, we have established a compensation philosophy with the following objectives:

•	Reward Performance and Contribution to Our Business While Discouraging Excessive Risk Taking. Programs should be designed to reward extraordinary performance with strong compensation without creating excessive risk; likewise, where individual performance falls short of expectations and/or Company performance lags behind the peer group performance, the programs should deliver lower payouts.
•	Pay-for-Performance and Retention Must Be Balanced. To attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies who compete with us for talent.

•	Compensation Should Be Aligned With Stockholder Interests. Key personnel should have a substantial proportion of their compensation in the form of equity participation to better align their individual financial interests with those of our stockholders.
•	The Relationship Between Overall Company Goals and Each Individual’s Personal Goals Should Be Clear. Employees should be able to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the business unit and Company’s achievement of its strategic and operational goals.
•	The Compensation and Benefit Programs Should Be Designed Similarly Across the Organization. Such programs should include only those perquisites necessary to attract and retain executives and/or improve the executive’s ability to safely and effectively carry out his or her responsibilities.

Implementing Our Objectives

The process by which the Committee makes specific decisions related to executive compensation includes consideration of the following:

•	The Company’s compensation philosophy and objectives.
•	The Company’s financial performance in terms of the attainment of both short-term and long-term goals and objectives.
•	The competitiveness of our executive compensation program relative to our defined peers and competitive labor market, as discussed below under “Use of Market Data.”
•	Review of each of our executive’s total compensation mix.
•	Review of each of our executive’s individual performance, experience and contributions.
•	Our ability to attract, retain, motivate and develop highly-qualified executives.

Use of Market Data.  In order to establish compensation for our named executives, we collect competitive data for base salary, annual bonus and long-term stock-based incentives. This competitive data includes public companies in the same industry and relevant executive labor market data, plus additional reputable market survey data to validate the peer group benchmarks. In particular, the Committee regularly reviews salary survey information from sources such as Mercer, the Human Resource Association of the National Capital Area and Washington Technical Personnel Forum for those positions comparable to the ones at our Company. In addition, we consider the compensation practices of our peer group, comprised of publicly traded, U.S.-based professional services companies that serve the government sector. This peer group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent.

The companies that we consider to comprise our current compensation peer group include:

CACI International	ManTech International Corp.	SRA International, Inc.
Dynamics Research Corp.	NCI, Inc.	Stanley, Inc.

The data from these surveys and other related sources provide the primary external view of the market and the Committee’s philosophy is to review each executive officer’s target total compensation in relation to the 25th and 50th percentile of market and peer group data. For individual compensation decisions, the market and peer group information is used together with an internal view of longer-term potential and individual performance relative to other executives. For the senior level executives, the Committee also takes into account long-term retention objectives, recognizing that their skills and experience are highly sought after by our competitors. Because factors such as performance and retention, as well as the size and complexity of the job role, are considered when compensation decisions are made, the total compensation for an individual named executive officer may be higher or lower than the 25th and 50th percentile of the market and peer data.

Role of the Compensation Committee, Management and Consultants in the Executive Compensation Process

Role of Compensation Committee.  The Committee reviews all compensation components for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and other executive officers, including base salary, annual incentives and long-term equity incentives. In addition to reviewing competitive market values, the Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. The Committee reviews our policies and practices with a focus on incentive programs to ensure that they do not encourage excessive risk taking. The Committee also has the ability to use its discretion when administering the payouts under the incentive plans to adjust (up or down) for extraordinary events to ensure that the objectives align with the stockholders’ best interests. The Committee concluded that the compensation program does not encourage excessive risk taking for the following reasons:

•	The program pays for performance against financial targets that are challenging to motivate high achievement with a focus on long-term financial success and prudent risk management.
•	The incentive plan includes a profit metric to promote disciplined progress towards financial goals and backlog goals that promote long-term revenue growth.
•	Qualitative factors beyond the financial metrics are an important consideration in the determination of individual executive compensation payments. How our executives achieve their financial results and demonstrate leadership consistent with our values are important elements to individual compensation decisions.

The Committee meets in executive session to evaluate the performance of our named executive officers, determine their annual bonuses for the prior fiscal year, establish their annual performance objectives for the current fiscal year, set their base salaries for the next fiscal year, and consider and approve any grants to them of equity compensation. In connection therewith, the Committee regularly reviews and updates as necessary general structural parameters for its executive management members by position. Such structural parameters are initially suggested by the Chief Executive Officer. The Committee establishes, maintains and updates structural parameters encompassing all management positions of the Company, and not just those of the named executive officers.

Although many compensation decisions are made in the first and fourth quarters of the year, our compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and consideration of the business environment are year-round processes.

Role of Management and Consultants in Compensation Decisions.  We may utilize the services of outside advisors and consultants throughout the year as they relate to executive compensation. In 2009, the Committee opted not to rely on the services of such advisors and consultants. However, the Committee may have direct access to advisors for issues related to executive compensation and benefits if it desires in the future.

For individual compensation decisions, the market and peer group information is used together with an internal view of longer-term potential and individual performance relative to other executives. For senior level executives, the Committee also takes into account long-term retention objectives, recognizing that their skills and experience are highly sought after by our competitors. Because factors such as performance and retention, as well as the size and complexity of the job role, are considered when compensation decisions are made, the total compensation for an individual named executive officer may be higher or lower than the 25th and 50th percentile of the market and peer data.

For each named executive officer other than the Chief Executive Officer, the Committee receives individual recommendations from the Chief Executive Officer. The Chief Executive Officer discusses his evaluation of the named executive officers (other than himself) with the Committee and recommends compensation levels for such officers. In preparing such recommendations, the Chief Executive Officer assesses the performance of each named executive officer based upon his day-to-day interactions with such person throughout the year. The Chief Executive Officer discusses any retention concerns at this time as well. The Committee takes the Chief Executive Officer’s recommendations into account, along with competitive market data and Company performance, when setting compensation levels. The Committee may request one or more other members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. Although our Chief Executive Officer makes recommendations as to other executives to the Committee, only independent Committee members are allowed to vote on decisions regarding executive compensation.

The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his compensation are made solely based upon the Committee’s deliberations, as well as any input from consultants and advisors, as requested. The Chief Executive Officer recuses himself from the deliberation process of his compensation.

Compensation Structure and Elements

The Company’s executive compensation program consists of the following:

•	Base salary;
•	Annual incentive bonuses;
•	Long-term incentives;
•	Health and related benefits;
•	Retirement benefits;
•	Other post-employment benefits;
•	Severance; and
•	Limited perquisites.

The Committee allocates compensation among these elements to provide the appropriate mix of:

•	Short-term incentives and long-term incentives;
•	Cash compensation and equity compensation; and
•	Current compensation and retirement and other benefits.

Named Executive Officers

For fiscal year 2009, our named executive officers included Dr. Edward Bersoff, our Chief Executive Officer, Ms. Pamela Little, our Chief Financial Officer, and Mr. George Troendle, our Chief Operating Officer. On December 17, 2009, the Company announced that George Troendle would leave the Company, effective December 31, 2009. From August 11, 2008 to December 31, 2009, Mr. Troendle served as the Company’s Executive Vice President and Chief Operating Officer. Mr. Sidney Fuchs has recently been appointed our new Chief Operating Officer, effective April 5, 2010, as discussed on page 10.

Base Salary.  The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Early in each year, as well as at the time of a promotion or other change in responsibilities, the Committee reviews and sets each executive’s pay to reflect individual experience, expertise, performance and contribution in the role. In addition, the Committee also considers the internal relationship of executives, the impact changes in salary have on other programs (most notably incentive compensation) in making adjustments, the level of pay compared to peer group pay levels for similar positions and the general structural parameters for executive compensation that the Committee has established for the year. We seek to fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment, and also to reward satisfactory individual performance and contribution to our overall business goals. The effective date of salary increases typically is January 1 of each year.

For fiscal year 2009, the base salary for the Chief Executive Officer was $360,000, the Chief Financial Officer base salary was $310,000, and the Chief Operating Officer base salary was $310,000. For the 2010 review of base compensation, the Committee considered the role, responsibilities, performance and experience of the executive officers, as well as the peer group data for salary to adjust the base salaries from the prior fiscal year levels. The survey data and analysis indicated that the 2009 base salary for our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer fell below the competitive range of the survey data of companies in our peer group. At the 50th percentile, the peer group’s base annual salary for the position of President and CEO is approximately $590,000, with a bonus of approximately 100% of base salary and at the 25th percentile, the base annual salary is approximately $460,000, with a bonus of approximately 90% of base salary. At the 50th percentile, the peer group’s base annual salary for the position of Chief Financial Officer is approximately $318,000, with a bonus of approximately 82% of base salary and at the 25th percentile, the base annual salary is approximately $293,000, with a bonus of approximately 75% of base salary. At the 50th percentile, the peer group’s base annual salary for the position of Chief Operating Officer is approximately $348,000, with a bonus of approximately 83% of base salary and at the 25th percentile, the base annual salary is approximately $333,000, with a bonus of approximately 79% of base salary.

After careful evaluation of the relevant factors described above, the Committee made adjustments to the base salaries of the named executive officers. The Committee is satisfied that each named executive officer’s salary is reasonable and appropriate based on each such executive’s responsibilities and performance.

The base salaries paid to our named executive officers for fiscal 2009, and the amounts decided upon for 2010, are shown below:

Name and Principal Position	Fiscal 2009 Salary	Fiscal 2010 Salary	Annual % Change
Edward H. Bersoff Chief Executive Officer	$360,000	$425,000	18.1%
Pamela A. Little Chief Financial Officer	$310,000	$360,000	16.1%
George Troendle Chief Operating Officer Ending 12/31/09(1)	$310,000	—	—
Sidney E. Fuchs Chief Operating Officer Beginning April 5, 2010(1)		$375,000	N/A

(1)	Mr. Troendle’s employment terminated with us on December 31, 2009. Mr. Sidney Fuchs will serve in the role of Chief Operating Officer effective April 5, 2010 as discussed on page 10.

Annual Incentive Bonus.  The purpose of annual incentive bonuses is to motivate and reward the achievement of specific Company, department and individual goals that support the Company’s strategic plan. Annual incentive bonuses are not fixed compensation, must be re-earned and are at-risk based on actual performance. Incentives focus on short-term financial, strategic and individual performance.

We believe these annual cash incentive awards provide our named executive officers with an incentive to excel at their individual job function and area or expertise in a manner that contributes to overall Company-wide performance, and to further align the financial interests of our named executive officers with those of our stockholders.

The table below shows the Company performance measure targets established by the Committee for 2009 compared to the actual 2009 results.

Objective	Weight	Threshold $	Target $	Maximum $	2009 Results
Revenue	30%	$129.0 million	$132.0 million	$135.0 million	$118.7 million
EBITDA	40%	$12.0 million	$12.5 million	$13.0 million	$13.1 million	(1)
Backlog	30%	$200.0 million	$250.0 million	$300.0 million	$167.0 million
		Absolute EBITDA Threshold of $12 million.

(1)	Actual EBITDA as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 was $11.2 million. Adjusted for $1.9 million of non-recurring severance and litigation-related expenses further discussed in our Form 10-K, resulted in an adjusted EBITDA of $13.1 million for the year.

The Committee selected these performance measures to align the annual incentive plan with the Company’s 2009 goals and objectives as established by management and the Board of Directors. In 2009, the bonus target for Dr. Bersoff was 50% of his base 2009 compensation, lowered from 75% in 2008. The bonus target for Ms. Little was 40% of her 2009 base compensation, lowered from 60% in 2008, and for Mr. Troendle was 40% of his base compensation.

The Committee’s established bonus targets for each executive were based on job responsibilities, internal comparisons and peer group data. In addition, the Committee provides executives with the opportunity to be rewarded based upon performance goals which will vary based on the executive’s position. There is a 20% band around each target bonus, representing the actual bonus amount that can be earned by each executive. For Dr. Bersoff, his available bonus band, based upon a 50% target, ranged from 40% to 60% of his base compensation, Ms. Little’s bonus band, based upon a 40% target, ranged from 32% to 48% of her base compensation, and Mr. Troendle’s bonus band, based upon a 40% target, ranged from 32% to 48% of his base compensation. As an additional component, for executives who managed company business units, the success of each business unit was a significant element (50%) of those executives’ bonus opportunities. The award percentages listed in the table below are of base compensation.

Name	Threshold Award %	Threshold Award $	Target Award %	Target Award $	Maximum Award %	Maximum Award $
Edward H. Bersoff Chief Executive Officer	40%	$144,000	50%	$180,000	60%	$216,000
Pamela A. Little Chief Financial Officer	32%	$99,200	40%	$124,000	48%	$148,800
George Troendle Chief Operating Officer Ending 12/31/09	32%	$99,200	40%	$124,000	48%	$148,800

As each of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer interact with all of our business units, the performance measures are intended to encourage them to attend to the entire business of the Company and make decisions for the benefit of the entire Company. Thus, a significant portion of the determination of whether the performance targets are met and relevant target bonuses paid hinges upon the overall Company’s financial goals related to earnings, revenues, backlog, strategic goals related to acquisitions and technology initiatives and operational goals related to expense management and people development. The Committee evaluated these performance targets, in addition to the named executive’s individual performance objectives, in the determination of the 2009 bonus amounts. The Committee intends for the executives to create bonus programs for additional key employees that are aligned with compatible objectives.

The Company exceeded its 2009 threshold and target EBITDA objectives set out at the beginning of the year. However, the Company did not achieve its 2009 revenue or backlog objectives for the year. The Company would have achieved threshold and target backlog objectives had several of the Company’s recompetes not been postponed by the customer until 2010. The Committee considered the very difficult operating environment due to poor economic condition in 2009 and the delays in recompetes which had a negative impact on backlog but continued to provide revenue. The Committee evaluated the Company’s performance and each executive’s individual performance as evaluated against their goals established at the beginning of the year to determine the final bonus amount for each named executive officer.

Dr. Edward Bersoff

The Committee awarded Dr. Bersoff a bonus of $200,000 based on the Company’s performance in the achievement of its Annual Incentive Bonus metrics. The Committee determined that the target bonus for 2009 should be adjusted to 75% of the base salary as a result of the market analysis discussed previously and Dr. Bersoff’s experience. The Committee then evaluated the executive’s performance against each component of the plan and calculated the payout related to each metric. The Company exceeded the EBITDA metric resulting in the maximum award of $129,600. There was no credit given towards the achievement of the revenue goal as the Company fell short of achieving this objective. In evaluating the backlog component, the Committee considered the extraordinary circumstances surrounding the postponements of recompetes and awarded credit for the backlog component of the incentive pay at threshold, or $64,800. The Committee also awarded a discretionary component in the amount of $5,600, as Dr. Bersoff led the Company through a difficult operating environment, finishing the year with adjusted EBITDA in excess of the target, even with a revenue level less than the threshold objective.

Pamela A. Little

The Committee awarded Ms. Little a bonus of $140,000 based on the Company’s performance in the achievement of its Annual Incentive Bonus metrics. The Committee determined that the target bonus for 2009 should be adjusted to 60% of the base salary as a result of the market analysis discussed previously and Ms. Little’s experience. The Committee then evaluated the executive’s performance against each component of the plan and calculated the payout related to each metric. The Company exceeded the EBITDA metric resulting in the maximum award of $89,280. There was no credit given towards the achievement of the revenue goal as the Company fell short of achieving this objective. In evaluating the backlog component, the Committee considered the extraordinary circumstances surrounding the postponements of the recompetes and awarded credit for the backlog component of the incentive pay at threshold, or $44,640. The Committee awarded a discretionary component in the amount of $6,080, as Ms. Little led the Company’s focus on cash generation and paying down debt in 2009. The Company ended 2009 with a strong balance sheet, a 20-day year over year improvement in days sales outstanding, and a $16 million reduction in debt by 43%, from December 31, 2008.

George Troendle

The Committee awarded Mr. Troendle a bonus of $59,520 based on the Company’s performance in the achievement of its Annual Incentive Bonus metric. The Committee determined that the target bonus for 2009 would remain at 40% of the base salary and would be calculated based on exceeding the EBITDA target resulting in an award of $59,250. As discussed in “— Executive Officers of the Company” on page 10, Mr. Troendle’s employment with the Company terminated as of December 31, 2009. Per the terms of his Employment Agreement effective August 11, 2008, Mr. Troendle was eligible to receive a bonus for fiscal 2009 under our Annual Incentive Bonus.

For 2010, the Committee determined to increase Dr. Bersoff’s target bonus to 100% of his base compensation, increase Ms. Little’s target bonus to 60% of her base compensation, and set Mr. Fuchs target bonus to 75% of his base compensation. Since many of the factors relevant to determining bonuses are at the discretion of the Committee, the likelihood of named executives achieving their full bonus potential in future years cannot be predicted.

Long-Term Equity Incentive Compensation.  The Company’s equity incentive plan is designed to encourage participants to focus on long-term Company performance and provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock options and/or restricted stock grants or similar vehicles.

The plan is designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;
•	provide an opportunity for increased equity ownership by executives; and
•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, the value added to the organization, and internal equity. In evaluating awards, we consider current value, expected value at grant and the ownership percentage associated with the award to draw comparison amongst the recipients and make market comparisons to similarly situated executives in peer group companies. Because these equity awards are generally intended to help motivate our executive officers to stay with the Company and continue to build stockholder value, the Committee generally does not consider an executive’s current stock or option holdings in making additional awards, except to the extent that the Committee determines that additional equity awards would further motivate the individual to remain with us for a longer period of time. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

In 2009, the Committee used both restricted stock awards and options as its primary vehicles for equity incentive compensation for our named executive officers, and options alone as its primary vehicle for equity incentive compensation for other members of our management team. Specifically, the Committee decided upon an annual award of 30,000 restricted shares to each of Dr. Bersoff and Mr. Troendle, an annual award of 42,000 restricted shares to Ms. Little and 30,000 stock options each for two other members of its senior management team who are not named executive officers. The effective date of the annual awards was January 2, 2009. In addition, Ms. Little received a 100,000 grant of options on May 5, 2009. As a general matter, the Committee’s process is independent of material non-public information, including with respect to the determination of grant dates or the stock option exercise prices. See the discussion below under “— Grants of Plan Based Awards in 2009” on page 28.

In 2010, the Committee awarded 25,000 restricted shares to Dr. Bersoff and 75,000 restricted shares to Ms. Little. The effective date of these annual awards was January 4, 2010. The Committee also awarded 15,000 stock options each for two other members of its senior management team, also with a date of January 4, 2010.

Options are awarded at the closing price of the Company’s common stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Retirement and Other Benefits.  Our officers participate in the same employee benefit programs as other employees. These programs include tax-qualified retirement plans, health insurance, life insurance, disability insurance and short-term disability. We currently have two tax-qualified retirement plans, our 401(k) savings plan and our ATS Corporation 2007 Employee Stock Purchase Plan, which are both discussed below.

401(k) Savings Plan

Our senior executives, along will our entire staff, are eligible to participate in the Advanced Technology Systems, Inc. Retirement Plan, a tax-qualified profit-sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”), originally established on April 1, 1985 prior to our acquisition of ATSI. Our 401(k) Plan is managed by T. Rowe Price Retirement Plan Services. Under the terms of the 401(k) Plan, eligible employees may elect to contribute up to 100% of their eligible compensation as salary deferral contributions to the 401(k) Plan, subject to statutory limits. We make matching contributions each pay period equal to 50% of an employee’s contributions up to the first 6% of the employee’s compensation. We do not make matching contributions for employee contributions in excess of 6% of the employee’s compensation.

Employee Stock Purchase Plan

Our senior executives, except for our Chief Executive Officer, are eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”), which became effective on October 1, 2007. Under the ESPP, there were initially 150,000 shares authorized, with a maximum allocation in any four-month period beginning February 1, June 1, and October 1 to be limited to 50,000 shares, plus an annual increase (and proportional four-month period maximum limitation increase) to be added on the first day of each of the Company’s fiscal years beginning in 2009 and 2010, equal to the lesser of (1) 100,000 shares, (ii) 1% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors. Our Board of Directors approved an increase of 100,000 shares to the ESPP for each of fiscal year 2009 on February 11, 2009 and for fiscal 2010 on December 9, 2009.

The ESPP has three four-month periods, commencing on each February 1, June 1, and October 1 (the “Offering Period”). Employees participating in the ESPP may purchase a share of Company stock at the close of an offering period at the lower of (i) 95% of the fair market value of a share on the last trading day of the Offering Period or (ii) 95% of the fair market value of a share on the first day of the offering period. An employee’s right to purchase stock under the ESPP may not accrue at a rate which exceeds $25,000 per calendar year of the fair market value of the Company’s common stock.

Perquisites

Our executive perquisites generally involve minimal expenses. The perquisites our individual executives receive consist of business club and travel memberships. Our total incremental cost for perquisites for each executive officer was less than $10,000 in 2009. Our Audit Committee reviews our executive officer expenses on a quarterly basis.

Severance Benefits

We entered into employment agreements with Dr. Bersoff, Ms. Little and Mr. Troendle that include severance benefits. We believe these agreements, which provide severance protection upon a change in control, serve to promote stability and continuity among senior executives. The terms of these agreements and information regarding applicable payments under such agreements are provided under “— Potential Payments Upon Termination or Change in Control — Bersoff Employment Agreement,” “— Little Employment Agreement,” and “— Troendle Employment Agreement,” starting on page 31.

Effective December 31, 2009, George Troendle left the Company’s employ. Pursuant to the terms of his employment agreement effective August 11, 2008, Mr. Troendle received a lump sum payment of $310,000, representing one year of his base salary. Following the termination date, Mr. Troendle was also eligible to receive a bonus for fiscal 2009 under our Annual Incentive Bonus Plan in an amount determined to be $59,250. Furthermore, all unvested restricted shares vested, totaling 50,282 shares. Mr. Troendle’s employment agreement also included a one-year non-competition and two-year non-solicitation obligation.

Tax and Accounting Implications

In consultation with our legal and accounting advisors, we plan to evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of our program. Our analysis will include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we will consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation in excess of $1.0 million in any taxable year paid to a named executive officer.

However, compensation in excess of $1.0 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our 2009 annual bonus plan do not currently satisfy the Section 162(m) “performance based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders.

Summary Compensation Table

The following information is furnished, since the Company’s inception of operations, beginning on January 17, 2007, for all individuals serving as principal executive officers in 2009. There are no other named executive officers of the Company who meet the definition of “executive officer” under applicable securities regulations.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward H. Bersoff Chief Executive Officer	2009	$360,000	$200,000	$42,000	—	$23,199	$625,199
	2008	350,000	—	—	—	20,953	370,953
	2007	267,500	—	855,000	—	19,639	1,142,139
Pamela A. Little Chief Financial Officer Beginning 6/1/07	2009	$310,000	$140,000	$58,800	$95,235	$12,982	$617,617
	2008	300,000	—	—	—	12,291	312,291
	2007	160,666	—	435,000	—	8,353	604,019
George Troendle Chief Operating Officer Beginning 8/11/08	2009	$310,000	$59,520	$42,000	—	$11,905	$423,425
	2008	118,182	—	—	—	4,705	122,887
	2007	—	—	—	—	—	—

(1)	Mr. Troendle’s 2008 salary reflects that he began his employ with the Company on August 11, 2008, and Ms. Little’s 2007 salary reflects that she began her employ with the Company on June 1, 2007.
(2)	The Company has recognized stock-based compensation based on the value of the stock-based awards on the award date.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2009 are provided in the table below. The aggregate perquisite amount for each executive officer was less than $10,000.

	Dr. Bersoff		Ms. Little	Mr. Troendle
Employer Contributions to 401(k) Plan	$7,350		$7,350	$7,350
Health Insurance Premiums	11,806		4,900	3,823
Life Insurance and Disability Premiums	589		732	732
Perquisites	3,454	(a)	—	—

(a)	Dr. Bersoff’s perquisites consisted of business memberships.

Grants of Plan-Based Awards in 2009

Effective January 2, 2009, we entered into a restricted stock award agreement with each of Dr. Bersoff, Ms. Little, and Mr. Troendle. Under these agreements, pursuant to our 2006 Omnibus Incentive Compensation Plan, we granted 30,000 restricted shares of common stock to each of Dr. Bersoff and Mr. Troendle and 42,000 restricted shares of common stock to Ms. Little. These grants of restricted stock will vest equally over a period of three years beginning on January 2, 2010, subject to acceleration following a change in control. Dr. Bersoff, Ms. Little, and Mr. Troendle generally will have all the rights and privileges of a stockholder with respect to the restricted stock, including the right to receive dividends and to vote. Additionally on May 5, 2009, Ms. Little was granted 100,000 options, vesting equally over four-year period, subject to acceleration upon a change in control.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Dr. Edward H. Bersoff, Chief Executive Officer	1/2/2009	30,000		$1.40	$42,000
Pamela A. Little, Chief Financial Officer	1/2/2009 5/5/2009	42,000	100,000	1.40 —	58,800 —
George Troendle, Operating Officer	1/2/2009	30,000		1.40	42,000

(1)	The restricted stock awards vest in three equal annual installments on each anniversary beginning on January 2, 2010.
(2)	Computed in accordance with FAS 123(R) and therefore represents the market value of the shares on the date of grant, based upon the Company’s closing stock price of $1.40.

Effective January 4, 2010, we entered in a restricted stock award agreement with each of Dr. Bersoff and Ms. Little. Under these agreements, pursuant to our 2006 Omnibus Incentive Compensation Plan, we granted (i) 25,000 restricted shares to Dr. Bersoff, of which 10,000 shares vest on January 4, 2011 and 15,000 shares vest on January 4, 2012, subject to acceleration following a change of control; and (ii) 75,000 restricted shares to Ms. Little, of which 10,000 shares vest on January 4, 2011, 15,000 shares vest on January 4, 2012, and 50,000 shares vest on January 4, 2013, subject to acceleration following a change of control. Dr. Bersoff and Ms. Little generally will have all the rights and privileges of a stockholder with respect to the restricted stock, including the right to receive dividends and to vote.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table provides information concerning restricted stock awards that have not vested for each named executive officer outstanding as of December 31, 2009, and does not take into account the restricted stock grants awarded in 2010 (as such grants were not made as of the most recently completed fiscal year).

	Option Awards					Stock Awards
Name/Date of Award	Number of Securities Underlying the Unexercised Options Exercisable	Number of Securities Underlying the Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Total Shares	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
Dr. Edward H. Bersoff
March 19, 2007(2)					150,000	60,000	$148,800
December 17, 2007(3)					60,000	20,000	49,600
January 2, 2009(4)					30,000	30,000	74,400
Total					240,000	110,000	272,800
Pamela A. Little
May 4, 2007(5)					60,000	25,000	$62,000
December 17, 2007(6)					60,000	20,000	49,600
January 2, 2009(7)					42,000	42,000	104,160
May 5, 2009(8)	—	100,000	$1.50	5/5/2019
Total					162,000	87,000	215,760
George Troendle
June 18, 2007(9)					19,890	0	$0
May 7, 2008(10)					10,434	0	0
January 2, 2009(11)					30,000	0	0
Total					60,324	0	0

(1)	Based upon the Company’s closing stock price of $2.48 on December 31, 2009.

(2)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in five equal annual installments commencing on December 31, 2007.
(3)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in three equal annual installments commencing on December 17, 2008.
(4)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in three equal annual installments commencing on January 2, 2010.
(5)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan, with 10,000 vested immediately on the May 4, 2007 grant date and the remaining 50,000 shares vesting in four equal annual installments commencing on May 4, 2008.
(6)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in three equal annual installments commencing on December 17, 2008.
(7)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in three equal annual installments commencing on January 2, 2010.
(8)	Option award granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in four equal installments commencing on May 5, 2010.
(9)	Stock awards granted to Mr. Troendle while he was a member of our Board of Directors and prior to his appointment as Chief Operating Officer, pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in five equal annual installments commencing on June 18, 2008. All of Mr. Troendle’s unvested shares vested pursuant to his employment agreement effective August 11, 2008 triggered by the termination of his employment effective December 31, 2009.
(10)	Stock awards granted to Mr. Troendle while he was a member of our Board of Directors and prior to his appointment as Chief Operating Officer, pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in five equal annual installments commencing on May 7, 2009. All of Mr. Troendle’s unvested shares vested pursuant to his employment agreement effective August 11, 2008 triggered by the termination of his employment effective December 31, 2009.
(11)	Stock awards granted pursuant to the ATS Corporation 2006 Omnibus Incentive Compensation Plan vesting in three equal annual installments commencing on January 2, 2010. All of Mr. Troendle’s unvested shares vested pursuant to his employment agreement effective August 11, 2008 and triggered by the termination of his employment effective December 31, 2009.

Stock Vested in Fiscal Year 2009

The following table provides information concerning the vesting of restricted stock awards for each named executive officer, on an aggregate basis, during 2009. There were no stock option exercises by our named executive officers during 2009.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dr. Edward H. Bersoff	50,000	$124,000
Pamela A. Little	32,500	80,600
George Troendle(2)	56,346	139,738

(1)	Based upon the Company’s closing stock price of $2.48 on December 31, 2009.
(2)	Of the vested shares for Mr. Troendle in 2009, 50,282 were related to the accelerated vesting obligation pursuant to his employment agreement, that was triggered by the termination of his employment effective December 31, 2009.

Potential Payments Upon Termination or Change in Control

We entered into an employment agreement with Dr. Bersoff on March 19, 2007, as subsequently amended, with Ms. Little on February 3, 2008, and Mr. Troendle on August 7, 2008, as discussed below under “Bersoff Employment Agreement,” “Little Employment Agreement,” and “Troendle Employment Agreement.”

Bersoff Employment Agreement.

General

We entered into an employment agreement with Dr. Bersoff on March 19, 2007, as amended on October 25, 2007, August 4, 2008, and May 5, 2009 (the “Bersoff Agreement”). The Bersoff Agreement provides that Dr. Bersoff will serve as our Chairman of the Board of Directors, Chief Executive Officer and as our President (the “CEO Period”) for a period extending through December 31, 2011, unless a different time period is otherwise agreed upon by the Company and Dr. Bersoff. Dr. Bersoff will receive a base salary of $300,000 per year, as adjusted from time to time with the approval of the Committee.

Incentive Compensation

In addition, the Bersoff Agreement provides that Dr. Bersoff shall be entitled to performance-based incentive compensation during the CEO Period in an amount up to 65% of the Chief Executive Officer base compensation, as adjusted from time to time with the approval of the Committee. During 2008, the percentage was increased by the Committee to 75%, for 2009 the percentage was lowered to 50%, and for 2010 the percentage was increased to 100%. Such incentive compensation payable for each year shall be contingent on and based on corporate and individual performance criteria agreed to between Dr. Bersoff and the Committee, and as thereafter modified from time to time.

Fringe Benefits

Dr. Bersoff is entitled to such fringe benefits as are generally made available by the Company to executive personnel, including, but not limited to, health insurance.

Termination

The Bersoff Agreement provides for termination by the Company, with or without “cause,” as defined in the Bersoff Agreement, at any time, upon 30 days’ written notice. Similarly, the Bersoff Agreement provides for termination by Dr. Bersoff with or without “good reason,” as defined in the Bersoff Agreement, at any time, upon 30 days’ notice. If the Company chooses to terminate Dr. Bersoff’s employment without cause or Dr. Bersoff terminates his employment for good reason, then Dr. Bersoff would be entitled to receive the following: (i) a severance benefit equal to Dr. Bersoff’s current base compensation for a period of 12 months if the termination takes place during the CEO Period; (ii) the cost of maintaining the level of health insurance then maintained by Dr. Bersoff and his family for 18 months following termination; and (iii) an amount equal to 50% of the incentive compensation targets, if any, applicable during the first calendar year ending during the severance period. All unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest, and all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the award agreements. In the event that either the Company terminates Dr. Bersoff for cause or Dr. Bersoff terminates his employment without good reason, then he would only receive the following: (i) any unpaid base compensation through the date of termination; and (ii) any unpaid incentive compensation earned but not yet paid through the date of termination. All unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the award agreements.

Change in Control

All unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest in full on the date of a “change in control,” as defined in the Bersoff Agreement. If either the Company terminates Dr. Bersoff without cause or Dr. Bersoff terminates his employment for good reason within 12 months after a change in control, then Dr. Bersoff shall be entitled to the same severance package that he would receive if terminated without cause or for good reason (as discussed above), except that he would receive 100% of the incentive compensation targets (rather than 50%).

Little Employment Agreement.

General

We entered into an employment agreement with Ms. Little on February 3, 2008 (the “Little Agreement”). The Little Agreement provides that Ms. Little will serve in the position of Executive Vice President and Chief Financial Officer for an initial five-year term, and at the conclusion of such initial term shall renew automatically for successive one-year terms subject to the right of either party to terminate upon 30 days’ prior written notice to the other party. Ms. Little will receive a base salary of $300,000 per year, as adjusted from time to time with the approval of the Committee.

Incentive Compensation

In addition, Ms. Little shall be entitled to performance-based incentive compensation in an amount up to 60% of her base compensation, as adjusted from time to time with the approval of the Committee. For 2009, the percentage was lowered to 40% by the Committee and in 2010 the percentage was increased to 60%. Such incentive compensation payable for each year shall be contingent on and based on corporate and individual performance criteria agreed to between Ms. Little and the Committee, and as thereafter modified from time to time.

Fringe Benefits

Ms. Little is entitled to such fringe benefits as are generally made available by the Company to executive personnel, including, but not limited to, health insurance.

Termination

The Little Agreement provides for termination by the Company, with or without “cause,” as defined in the Little Agreement, at any time, upon 30 days’ written notice. Similarly, the Little Agreement provides for termination by Ms. Little with or without “good reason,” as defined in the Little Agreement, at any time, upon 30 days’ notice. If the Company chooses to terminate Ms. Little’s employment without cause or Ms. Little terminates her employment for good reason, then Ms. Little would be entitled to receive the following: (i) a severance benefit equal to her current base compensation for a period of 12 months if the termination takes place during the first three years of her initial term, or a severance benefit equal to her current base compensation for a period of nine months if the termination takes place after the first three years of the initial term; and (ii) an amount equal to 50% of the incentive compensation targets, if any, applicable during the first calendar year ending during the severance period. All unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest, and all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the award agreements. In the event that either the Company terminates Ms. Little for cause or Ms. Little terminates her employment without good reason, then she would only receive the following: (i) any unpaid base compensation through the date of termination; and (ii) any unpaid incentive compensation earned but not yet paid through the date of termination. All unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the award agreements.

Change in Control

All unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest in full on the date of a “change in control,” as defined in the Little Agreement. If either the Company terminates Ms. Little without cause or Ms. Little terminates her employment for good reason within 12 months after a change in control, then Ms. Little shall be entitled to the same severance package that she would receive if terminated without cause or for good reason (as discussed above), except that she would receive 100% of the incentive compensation targets (rather than 50%).

Troendle Employment Agreement.

As discussed earlier on page 27, under “Severance Benefits,” George Troendle left the employ of the Company effective December 31, 2009. Pursuant to the terms of his employment agreement effective August 11, 2008, Mr. Troendle received a lump sum payment of $310,000, representing one year of base salary. Following the termination date. Mr. Troendle was also eligible to receive a bonus for fiscal 2009 under our Annual Incentive Bonus Plan in an amount determined to be $59,250. Furthermore, all unvested restricted shares vested, totaling 50,282 shares. The employment agreement also included a one-year non-competition and two-year non-solicitation obligation.

Fuchs Employment Agreement.

We entered into a three-year employment agreement (the “Fuchs Agreement”) with Mr. Fuchs on March 1, 2010, effective April 5, 2010. The terms of the Fuchs Agreement provide for (i) a base salary of $375,000, (ii) an annual performance bonus of up to 75% of base salary at target performance, (iii) a $50,000 signing bonus with $25,000 paid on April 5, 2010 and $25,000 paid six months from the start date, (iv) a grant of 60,000 shares of restricted stock on April 5, 2010 with 10,000 shares vesting on April 5, 2011, 15,000 shares vesting on April 5, 2012, and 35,000 shares vesting on April 5, 2013, (v) a 40,000 stock option grant with an exercise price at the Company closing stock price on April 5, 2010, vesting over four years, with 5,000 options vesting each on the first and second anniversary, 10,000 options vesting on the third anniversary and 20,000 vesting on the fourth anniversary, and (vi) health, life and disability insurance consistent with that of other Company executives. The Fuchs Agreement also provides for severance throughout the Fuchs Agreement’s term. During the first six months of employment, either Mr. Fuchs or the Company may terminate the Fuchs Agreement for any reason and in such case Mr. Fuchs would be paid six months of his base salary. Thereafter, the Fuchs Agreement provides for a severance for termination “without cause” or for “good reason” and the severance payment would be based on eighteen months of his base salary. In the event of a “change in control” and Mr. Fuch’s employment is terminated “without cause” or for “good reason”, the Fuchs Agreement provides for a severance payment based on eighteen months of base salary. A copy of the employment agreement between Mr. Fuchs and the Company will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2010.

Compensation Risks

We believe that our compensation policies and practices for our employees do not encourage excessive or inappropriate risk. Furthermore, the Compensation Committee believes that the mix and design of the elements of executive compensation with equity-based long-term incentives that are tied to shareholder returns, process for determining compensation utilizing market comparisons, and the Company’s governance and control mechanics deter undue risk taking.

Equity Compensation Plan Information

The following table provides a summary of the Company’s two equity plans as of December 31, 2009, both approved by the stockholders.

Name of Plan	Number Approved	Shares Issued from Vested Restricted Stock, Employee Bonus(1), and ESPP	Shares to Be Issued Upon Vesting of Restricted Stock	Shares to Be Issued Upon Exercise of Outstanding Stock Options	Available for Future Issuance
2006 Omnibus Incentive Stock Compensation Plan	2,000,000	393,930	462,988	638,000	505,082
2007 Employee Stock Purchase Plan(2)	350,000	249,973			100,027

(1)	In December of 2007, the Company issued 15,500 shares to employees of the Company from the 2006 Omnibus Incentive Compensation Plan as an equity-based bonus. The 393,930 share amount includes such 15,500 shares.
(2)	As of December 9, 2009, the board approved an additional 100,000 shares for the ESPP beginning in fiscal year 2010, per the terms of the evergreen provision for that plan.

DIRECTOR COMPENSATION

Summary of Director Compensation

The annual fee for services of a non-employee director of the Company was $24,000 during 2009. In addition, members of the Audit Committee (Messrs. Jacks, Saponaro, and Tomarchio) received an additional $4,000 for their service on that Committee and Mr. Smith received an additional $8,000 for his service as Chairperson of the Audit Committee. Members of the Compensation Committee (Messrs. Flannery, Saponaro, and Schulte) received an additional $3,000 for their service on that Committee and Mr. Saponaro received an additional $6,000 for his service as Chairperson of the Compensation Committee.

All non-employee directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

2009 Director Compensation Table

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2009 fiscal year. There have been no option awards issued, nor any change in pension value or nonqualified deferred compensation earnings to report in relation to the non-employee directors of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Joel R. Jacks	$28,000	$24,000	$5,540	$57,540
Kevin Flannery(3)	24,750	71,999	—	96,749
Joseph A. Saponaro	34,000	24,000	—	58,000
Peter M. Schulte	27,000	24,000	3,881	54,881
Edward J. Smith	35,000	24,000	6,314	65,314
Jack Tomarchio(4)	27,917	24,000	1,599	53,516
Ginger Lew(5)	—	—	230	230

(1)	The Company has recognized stock-based compensation based on the value of the stock-based awards on the award date.
(2)	Consists of travel expenses.
(3)	Mr. Flannery was appointed to the Board of Directors on June 1, 2009 and, as such, his compensation for the year has been prorated to reflect the actual time served.
(4)	As of June 1, 2009, Mr. Tomarchio began service on the Audit Committee and, as of that date, no longer served on the Compensation Committee. His compensation for committee service was adjusted to reflect the time served on both committees, pro rated to reflect the actual time served on each.
(5)	Ms. Lew served on our Board of Directors until her resignation on May 31, 2009. She elected to receive no fees for her service in 2009 for the time she served other than reimbursement for travel expenses.

Board and Committee Fees.  Our non-employee directors each received annual retainers of $24,000, payable annually in the second quarter of our fiscal year, covering up to four regular Board meetings, one annual meeting and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings will be determined by the Board of Directors or the Compensation Committee. The chair of the Audit Committee receives $8,000 annually, and each other Audit Committee member receives $4,000 annually, payable in the second quarter of our fiscal year, as compensation for services as Audit Committee chair and committee member, respectively. The chair of the Compensation Committee receives $6,000 annually, and each other Compensation Committee member receives $3,000 annually, payable in the second quarter of our fiscal year, as compensation for services as Compensation Committee chair and committee member, respectively. The $6,000 Compensation Committee chair retainer may be adjusted when a separate Nominating and Corporate Governance Committee is established. No adjustment in Board and committee fees has been made or is anticipated to be made for the 2010 fiscal year.

Our directors have the option to receive their board and committee fees in the form of cash, or shares of Company stock.

Restricted Stock Grants.  Up until 2009, non-employee members of the Board, upon first being elected to the Board, received an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount, or $72,000. These initial grants of restricted stock vest equally over a period of five years, subject to acceleration upon events such as a change of control. Accordingly, upon joining the Board on June 1, 2009, Mr. Flannery received an initial joining award of restricted stock with a value of $72,000. On May 5, 2009, and commencing with their second year of service, non-employee directors received annual grants of restricted stock with a fair market value equal to the annual cash retainer amount or $24,000. Thus, based on a stock price of $1.50 on May 5, 2009, each director, other than Mr. Flannery, received a grant of 16,000 shares that vest equally over a period of five years.

For 2010, the Board approved a change to the amount of restricted stock initially granted to a director, upon first being elected to the Board. As of 2010, the initial grant of restricted shares of common stock will have fair a market value equal to the annual cash retainer amount or $24,000.

Board members are encouraged to own shares of common stock and may elect to convert their annual cash compensation into our common stock at the fair market value of our common stock on the payment date.

Our policies for the compensation of directors are reviewed annually by our Compensation Committee, and any changes in those policies will be approved by the entire Board.

Stock Ownership of Board Members

For information on the beneficial ownership of securities of the Company by directors and executive officers, see “Security Ownership of Directors, Executive Officers, and Certain Beneficial Owners” on pages 12 to 14.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and was appropriate for incorporation by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of ATS Corporation

Joseph A. Saponaro, Chairperson
Kevin S. Flannery
Edward J. Smith
Peter M. Schulte

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee of the Board is composed of four directors who are independent as defined under Rule 10A-3 of the Exchange Act and as defined under the NYSE Listed Company Manual. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website in the “Investor Relations — Corporate Governance” portion of our website (www.atsc.com).

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm for the year ended December 31, 2009, Grant Thornton LLP, the financial statements of ATS Corporation as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Audit Committee has (a) discussed with Grant Thornton LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Grant Thornton LLP the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Grant Thornton LLP its independence from us and our management. Grant Thornton LLP has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC. The Audit Committee has also approved the selection of Grant Thornton LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Audit Committee of the Board of Directors of ATS Corporation

Edward J. Smith, Chairperson
Joseph A. Saponaro
Joel R. Jacks
Jack T. Tomarchio

Description of Principal and Accountant Fees and Services

The independent registered public accounting firm of the Company during the year ended December 31, 2009 was Grant Thornton LLP. All Grant Thornton fees were approved in advance by the Audit Committee. The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2008 and December 31, 2009, respectively.

	2009	2008
Audit Fees	$321,886	$472,261
Audit-Related Fees	25,875	70,702
Tax Fees	30,000	4,850
All Other Fees	—	—
Total	$377,761	$547,813

The following is a description of the nature of the services related to the fees disclosed in the table above. The Audit Committee has considered whether Grant Thornton’s provision of non-audit services is compatible with maintaining its independence.

Audit Fees.  These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements and the review of consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.  These are fees for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include consultations concerning financial accounting and reporting standards.

Tax Fees.  These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. These services include the preparation and review of tax returns and consulting on tax planning matters.

All Other Fees.  There were no fees for other services rendered by Grant Thornton that do not meet the above category descriptions.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

STOCKHOLDERS’ PROPOSALS FOR THE 2011 ANNUAL MEETING

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting. Thus, any stockholder who intends to present a proposal at the 2011 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices not earlier than the close of business on January 18, 2011 and not later than the close of business on February 17, 2011, or if next year’s annual meeting is held on a date more than 30 calendar days before May 18, 2011 or more than 60 days after May 18, 2011, such notice must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting; provided further, that if, in such event the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 10th day following the public announcement. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC. A copy of the bylaws may be obtained from the Company.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this Proxy Statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by Internet, in writing or in person, without receiving any extra compensation for such activities. We also will reimburse brokers and nominees who hold shares in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this Proxy Statement.

ATS CORPORATION

Joann O’Connell
Corporate Secretary

ATS Corporation

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of ATS Corporation you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 17, 2010.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:
Call 1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. To elect directors for terms expiring in 2013 for Class II and 2011 for Class III.

FOR all Nominees	**WITHHOLD AUTHORITY** for all Nominees	**FOR** all Nominees except (see instructions below)
☐	☐	☐

NOMINEES:

Class II
(01) Joel R. Jacks
(02) Edward J. Smith
(03) James R. Swartwout

Class III
(04) Anita K. Jones

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR all except" and write the name of such individual for whom you wish your vote to be withheld below:

____

FOR	AGAINST	ABSTAIN
☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2010.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.